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                                                              EXHIBIT 99.(h)(11)

                              ASSUMPTION AGREEMENT

     AGREEMENT made as of April 2, 2001 among ALPS Mutual Funds Services, Inc. ("AMFSI"), a Colorado corporation, ALPS Distributors Inc., formerly known as ALPS Mutual Funds Services, Inc. ("ADI"), a Colorado corporation, (both of which are wholly owned subsidiaries of ALPS Financial Services, Inc. ("AFSI")), a Colorado corporation and Financial Investors Trust (the "Trust"), a Delaware business trust.

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, ADI (operating under its former name "ALPS Mutual Funds Services, Inc.") has been previously appointed as (a) administrator to the Trust pursuant to the Amended and Restated Administration Agreement among it and the Trust dated as of June 30, 2000 (the "Administration Agreement"); (b) fund accounting agent to the Trust pursuant to the Amended and Restated Bookkeeping and Pricing Agreement among it and the Trust dated as of September 15, 2000 (the "Bookkeeping and Pricing Agreement"); and (c) transfer agency agent to the Trust pursuant to the Amended and Restated Transfer Agency and Service Agreement between it and the Trust dated as of September 15, 2000 (the "Transfer Agency and Services Agreement");

     WHEREAS, AMFSI, ADI and the Trust desire to have AMFSI be the named administrator to the Trust pursuant to the Administration Agreement, fund accounting agent to the Trust pursuant to the Bookkeeping and Pricing Agreement and transfer agency agent to the Trust pursuant to the Transfer Agency and Services Agreement; and

     WHEREAS, AMFSI, ADI and the Trust desire to have AMFSI assume the obligations of ADI under all the aforementioned Agreements with the Trust;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. ADI hereby transfers to AMFSI all rights of ADI under each of the Administration, Bookkeeping and Pricing, and Transfer Agency and Services Agreements.

          2. AMFSI hereby assumes all obligations of ADI under each of the Administration, Bookkeeping and Pricing, and Transfer Agency and Services Agreements.

          3. ADI and AMFSI hereby jointly and severally represent that (i) AMFSI employs the same personnel who currently service the Trust through ADI;
(ii) there will be no change in the quantity or quality of the services provided to the Trust as a result of the transfer and assumption of rights and obligations under this Agreement; (iii) there will be no change in the fees charged to the Trust as a result of the transfer and assumption of rights under this Assumption Agreement; and (iv) both ADI and AMFSI are wholly owned subsidiaries of AFSI which is owned by the same owners and in the same

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percentages as those who owned ADI prior to the effectiveness of this Assumption
Agreement.

          4. ADI, AMFSI and the Trust each hereby agree that this Assumption Agreement shall be attached to and made a part of the Administration, Bookkeeping and Pricing, and Transfer Agency and Services Agreements.

          5. The names "Financial Investors Trust" and "Trustees of Financial Investors Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated November 30, 1993, which is hereby referred to and a copy of which is on file at the office of the Secretary of State of the State of Delaware and the principal office of the Trust. The obligations of "Financial Investors Trust" entered into in the name or on behalf thereof by any of its trustees, representatives or agents are made not individually, but in such capacity, and are not binding upon any of the trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

          6. No change, modification or waiver of any term of this Agreement shall be valid unless it is in writing and signed by all parties hereto.

          7. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado.

          8. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings between the parties with respect to the subject matter herein contained.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Attest:                             ALPS MUTUAL FUNDS SERVICES, INC.


                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:


                                    ALPS DISTRIBUTORS, INC. (formerly
                                    known as ALPS Mutual Funds Services, Inc.)


                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:


                                    FINANCIAL INVESTORS TRUST


                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:

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